Exhibit 10.1

GASIFIER PURCHASE AGREEMENT

THIS GASIFIER PURCHASE AGREEMENT (this “Agreement”) is made as of this 20th day of March, 2013 (the “Effective Date”) by and between MAGNEGAS CORPORATION, a Delaware corporation (“MagneGas”) and CLEAR SKY ENERGY, S.A. DE C.V. a company constituted under the laws of Mexico (“CSE”). MagneGas and CSE are each referred to herein individually as a “Party,” and jointly as the “Parties.”

RECITALS

A.           MagneGas is engaged in the business of generating gaseous fuel with its proprietary Plasma Arc Flow technology and is the developer of Gasifiers (as defined below) used for such purpose.

B.           CSE is in the business of selling gaseous fuel and has established and maintains, or intends to establish and maintain, connections with customers in the Territory (as defined below) sufficient to allow CSE to promote the sale of Products (as defined below) to customers in the Territory.

C.           MagneGas desires to sell Gasifiers to CSE and to have the Products actively promoted for sale to Mexico and other parts of Latin America.

D.           MagneGas and CSE wish to formalize their business relationship whereby MagneGas manufactures Gasifiers and supplies them to CSE.

E.           The purpose of this Agreement is to set forth the terms and conditions upon which CSE will purchase the Gasifiers from MagneGas and the respective duties, obligations, and responsibilities of each of the Parties, including  the conditions upon which MagneGas will allow CSE to promote and distribute Products in the Territory (as  set forth in the Distribution Agreement and the Limited License Agreement, each as defined herein).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

OPERATIVE TERMS AND CONDITIONS

1.           DEFINITIONS

In addition to any other term defined elsewhere in this Agreement, the following terms shall have the respective meanings set forth below.

1.1           “Affiliate” means any legal entity that is owned by, owns, or is under common Ownership with a party. "Ownership" means more than 50% of the voting interests of a Party, whether attained through stock or equity ownership or through a contractual arrangement.

1.2            “Commissioning Date” shall have the meaning set forth in Section 5.2.

1.3           “Confidential Information” shall have the meaning set forth in Section 11.1.

1.4           “CSE Indemnified Parties” shall have the meaning set forth in Section 10.1.

1.5           “Distribution Agreement” shall have the meaning set forth in Section 4.7.

1.6           “Force Majeure Event” shall have the meaning set forth in Section 12.1.

1.7           “F.O.B.” shall mean “Free on Board” and shall have the meaning ascribed to such term by the International Commercial Terms (“Incoterms”) as published from time to time by the International Chamber of Commerce.

1.8           “Gasifier” shall mean a gasifier refinery manufactured by MagneGas based on Plasma Arc Flow technology, as specified on Exhibit A.

1.9           “Limited License Agreement” shall have the meaning set forth in Section 6.1.

1.10           “List Price” shall have the definition set forth in Section 4.8.

1.11           “Losses” shall mean any and all damages, settlement amounts, assessments, fines, dues, penalties and other costs and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) required to be paid to third parties with respect to the claim, suit, or action in question by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations. and injunctions that arise from or relate to such claim, suit, or action.

1.12           “MagneGas Indemnified Party” shall have the meaning set forth in Section 10.2.

1.13           “Mexico” shall mean the United Mexican States.

1.14           Notice of Completion” shall have the meaning set forth in Section 4.2.

1.15           “Other Revenues” shall mean any revenue derived from the use of a Gasifier or the sale or trade of any by-product or output thereof, whether such revenues are derived from services rendered (such as waste disposal), Products manufactured and sold, or other activity.

1.16           “Person” or “person” shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, or other legal entity.

1.17           “Product” shall mean the fuels or byproducts manufactured by a MagneGas Gasifier.

1.18           “Progress Payment” shall have the meaning set forth in Section 4.2.

1.19            “Reports” shall have the meaning set forth in Section 8.2.

1.20           “Royalties” shall have the meaning set forth in the Distribution Agreement.

1.21           “Territory” shall mean the United Mexican States (on an exclusive basis pursuant to Section 2.1 of the Distribution Agreement), and the rest of Latin America (on a non-exclusive basis pursuant to Section 2.2 of the Distribution Agreement); provided that the exclusive Territory is subject to change in accordance with the Distribution Agreement.

2.           TERM

2.1           Term. The term of this Agreement will be effective from the date first set forth above and will remain in effect thereafter for five (5) years from its effective date (the “Term”).

2.2           Renewal.  Any renewal terms of this Agreement shall be negotiated by the Parties.

2.3           Terms of Other Documents Incorporated by Reference.  Notwithstanding anything stated herein, the terms of the Distribution Agreement or Limited License Agreement are set forth in each such document, and shall be independent of the Term contemplated for this Purchase Agreement by Section 2.1, except as specifically provided in the Distribution Agreement or Limited License Agreement, as applicable.

3.           PURCHASE AND SALE  COMMITMENT

3.1           Subject to the terms and conditions herein, MagneGas will sell to CSE, and CSE will purchase from MagneGas, one (1) or more Gasifiers.  Upon execution of this Agreement, CSE commits to the purchase of one (1) Gasifier.  MagneGas commits to supplying up to 5 additional Gasifiers during the Term, upon CSE’s issuance of a purchase order for any additional Gasifiers. For the avoidance of doubt, CSE has no obligation to purchase any additional Gasifiers beyond the one (1) unit ordered.  MagneGas agrees that during any period of exclusivity, MagneGas shall not sell or otherwise provide Gasifiers to any third party in any exclusive Territory.

3.2           The purchase price for the first Gasifier is Two Million Seven Hundred Thousand U.S. Dollars and no/100 (U.S. $2,700,000.00) plus Royalties as set forth in the Distribution Agreement (the “Purchase Price”).  The Purchase Price for the second and additional Gasifiers shall be as provided in Section 4.8.

3.3           Delivery of each Gasifier will be FOB at MagneGas’s facilities in Tarpon Springs, Florida (Incoterms 2000).

4.           DEPOSIT, DELIVERY AND PAYMENT

4.1           Acknowledgment of Initial Deposit/Delivery of Fuel Cylinders.  MagneGas acknowledges receipt of CSE’s payment of a non-refundable deposit of One Hundred Thousand and no/100 U.S. Dollars (U.S. $100,000.00).  CSE acknowledges receipt of 500 fuel cylinders shipped by MagneGas on or about August 16, 2012, and included as part of the Gasifier sale hereunder.

4.2           Progress Payments/Timing of Payments. With respect to the first Gasifier purchased hereby, a second non-refundable deposit of One Hundred Thousand and no/100 U.S. Dollars (U.S. $100,000.00) shall be due on or before the date which is ten (10) business days following the Effective Date of this Agreement.  If said second payment of $100,000 is not received by such date, this Agreement is automatically null and void without recourse to either party.  Thereafter, a First Progress Payment  of Seven Hundred Sixty-Five Thousand and no/100 U.S. Dollars (U.S. $765,000.00) will be due not later than 15 days after CSE’s receipt of all required permits to operate the Gasifier in Mexico (as determined by CSE) (the “First Progress Payment”).  If the First Progress Payment is not paid within 180 days from the date of execution of this Agreement (subject to extension with the mutual written agreement of the parties),  this Agreement shall be null and void and of without further effect or recourse to either party.   An additional payment of Eight Hundred Sixty-Five Thousand and no/100 U.S. Dollars (U.S. $865,000.00)  will be due at such time that (i) all required permits to operate the Gasifier in Mexico (as determined by CSE) have been received and (ii) MagneGas certifies to CSE that it has completed construction of the Gasifier (a “Notice of Completion”). The final payment of Eight Hundred Seventy Thousand and no/100 U.S. Dollars (U.S. $870,000.00) will be due at such time that (i) all required permits to operate the Gasifier in Mexico (as determined by CSE) have been received and (ii) successful testing of the completed Gasifier has occurred at the facilities of MagneGas in Florida over a period of three weeks following the date of the Notice of Completion, in accordance with Article 5.  Each of the foregoing payments shall be referred to herein as a “Progress Payment”.  Subject to the provisions of Article 5 below, CSE representatives will be required to be on site for such testing.  All amounts owed under this Section 4.2 (with the exclusion of the second $100,000 payment referenced above, the payment of which shall not be subject to a  cure period) shall be paid within five (5) business days of the due date stated herein, time being of the essence for receipt of each of such payments.  If a payment is not received five (5) business days after the due date, and is not disputed in good faith by CSE, MagneGas shall provide written notice to CSE of the payment default, and if not cured within twenty (20) business days after receipt of the written notice from MagneGas, it shall be considered a “Payment Breach” and MagneGas shall not be obligated to continue construction, to perform any testing or to ship the Gasifier, as applicable, and in general reserves the right to withhold any other deliverables under this Agreement until the Payment Breach is cured.  In the event of a Payment Breach, the provisions of Section 4.4 below shall cease to apply to this Agreement and MagneGas’s sole obligation will be to complete performance hereunder upon receipt of the delinquent Progress Payment without effect on MagneGas’s rights to exercise any remedies under Article 7 below.  Notwithstanding anything to the contrary contained in this Agreement, CSE’s failure to make any Progress Payment  due to (i) the failure or revocation of all any required permits to operate the Gasifier in Mexico as manufactured  to issue, or (ii) the failure of the Gasifier to achieve successful testing pursuant to the standards set forth at Section 5.1 below, shall not be deemed a Payment Breach and the sole remedy of the parties hereunder shall be the termination of this Agreement without cause in accordance with Section 7.1 (except that MagneGas shall retain the non-refundable deposits referenced in Sections 4.1 and 4.2).  CSE will not make any of the Progress Payments without having received the required permits and if it does, such Progress Payment shall be non-refundable.

4.3           Transfer of Title/Shipment and Delivery.  Title to the Gasifier will transfer to CSE upon completion of all of the Progress Payments required in Section 4.2.  In no event will MagneGas arrange for shipment of the Gasifier out of its facilities to a CSE-designated location until all Progress Payments have been received by MagneGas.

4.4           Construction Completion Deadline.  MagneGas will complete the first Gasifier not later than 90 days from its receipt of the first Progress Payment (the “Completion Date”).  To the extent that the first unit is not completed by the Completion Date, the Purchase Price will be reduced by $5,000 per completed week that transpires after the Completion Date up until the actual date on which the first unit is completed, up to a maximum reduction of $150,000.00, subject to CSE’s right to terminate this Agreement for cause in accordance with Section 7.2.  If CSE terminates this Agreement due to delays in accordance with this Section 4.4, MagneGas shall promptly refund all amounts paid by CSE hereunder (except for the two non-refundable deposits referenced in Sections 4.1 and 4.2 above).

4.5           Shipping and Delivery Terms.

(i)           Each Gasifier will be packed and shipped in a commercially reasonable manner mutually agreed by the parties, consistent with industry standards, and in compliance with applicable law.  MagneGas shall, at its sole cost and expense, be solely responsible for and will prepare all documentation necessary for compliance with U.S. requirements for the exportation of the Gasifers to Mexico, including obtaining any export licenses for the Gasifier and Products if any are required.  In this connection, CSE will cooperate fully with MagneGas with respect to any information that may be required for MagneGas compliance with U.S. laws, including but not limited to information on end-user, purpose, or background check.

(ii)           CSE will prepare all documentation necessary for importation of the Gasifiers and Products to the Territory, subject to MagneGas approval.  MagneGas will not be held responsible for delays or costs related to the importation of said Gasifiers to Mexico, as long as MagneGas has used good faith efforts to provide technical information or documentation that may be required by CSE or CSE’s attorneys in a timely manner.

4.6           Manner of Payment: Currency. All payments for the Purchase Price of the Gasifiers or otherwise in connection therewith shall be calculated and paid in U.S. Dollars. All payments shall be paid by cash wire transfer to an account in the name of MagneGas at SunTrust Bank pursuant to wire instructions that MagneGas will provide to CSE.

4.7           Exclusive Appointment.  MagneGas shall grant to CSE exclusive distribution rights in Mexico, and non-exclusive distribution rights in the rest of Latin America in accordance with the terms and conditions hereof and of that certain Distribution Agreement of even date herewith, a copy of which is appended as Exhibit B hereto and incorporated herein by reference (the “Distribution Agreement”).  This right is granted subject to MagneGas’s explicitly reserved right to terminate this exclusive distribution right if no additional Gasifiers are purchased on or before the third anniversary of the Commissioning Date of the first Gasifier, and to convert it to a non-exclusive distribution right as provided in the Distribution Agreement.

4.8           Purchase of Subsequent Refineries.  The timing and structure of the Progress Payments for any additional Gasifiers purchased under this Agreement shall follow the same structure as provided in Sections 4.1 and 4.2 for the first Gasifier, except that no additional non-refundable deposits will be required and that the  payment due dates for each Progress Payment will be calculated from the date of the purchase orders for such Gasifiers.  Accordingly, the first Progress Payment (equivalent to approximately one-third of the List Price) for any such Gasifier will be due not later than 60 days from the date of the purchase order for such Gasifier, the second Progress Payment will be due when the Notice of Completion is issued by MagneGas, and the third Progress Payment of will be due when successful testing of the Gasifier is completed.   The price of each Gasifier shall be calculated by reference to  the “List Price”.  “List Price” shall be the reference price at which a Gasifier is sold in any given year to a purchaser who is not purchasing subject to any discounts, and MagneGas reserves the right to raise such List Price at any time, provided that such List Price shall not exceed $2,900,000, except in the event of a material increase in material component costs (defined as at least 15%).  Subject to special discounts in connection with bulk orders as provided under Section 4.9 below, the following provisions shall govern the calculation of Gasifier prices for additional Gasifiers purchased during the Term hereof  (after the initial Gasifier purchase order submitted with this Agreement and in addition thereto) and other relevant terms of purchase:

(i)           If CSE purchases a second Gasifier on or before the third anniversary of the Commissioning Date of the first Gasifier, then the Progress Payments for such second Gasifier and all additional Gasifiers will be subject to a 35% discount off the List Price of such Gasifier at the time of the purchase  PLUS an additional discount of $100,000.00 if CSE provides its own MagneGas-approved compressor for the Gasifier.  Such discount shall be deducted solely from the final two Progress Payments and shall be split evenly between such payments. Accordingly, if the second Gasifier is ordered within calendar year 2013 and there are no material increases in material component costs, the price for such second Gasifier will be $1,885,000, based on a List Price of $2,900,000 (or $1,785,000.00 if CSE provides its own qualifying compressor that is approved by MagneGas).   Based on the foregoing prices, and by way of example, if a Purchase Order for a second Gasifier is sent to MagneGas (and assuming for this example that CSE does not use its own compressor), the first Progress Payment for such order will be $628,333.33, the second Progress Payment will be $628,333.33, and the  third Progress Payment will be  $628,333.34.

(ii)           If CSE fails to order the second Gasifier and make at least one Progress Payment in respect thereof by the third anniversary of the Commissioning Date on the first Gasifier purchased hereunder, as MagneGas’s sole remedy therefor, CSE shall be deemed to have elected to convert its exclusive distribution rights in Mexico to non-exclusive distribution rights, as provided in the Distribution Agreement, and all other provisions of this Agreement will remain in full force and effect for the Term hereof.  Notwithstanding anything stated herein, MagneGas’s obligation to provide Gasifiers under this Section 4.8 is subject to the delivery and sale of such Gasifier not being contrary to then applicable laws or regulations.

(iii)           The terms of Section 4.2 with respect to CSE’s failure to make any Progress Payments shall also apply to additional Gasifiers.

4.9           Additional Discount for Order of Multiple Gasifiers.    In the event that CSE orders multiple Gasifiers at a time the following additional discounts will apply: (A) at 3 or more Gasifiers, 50% discount from the List Price shall apply, and (B) orders in excess of 5 units at a time shall be subject to a 60% discount from the List Price if made within 5 years from the Effective Date of this Agreement.  An additional $100,000 discount applies per unit if CSE provides its own compressors.

4.10           Extension of Term of Exclusivity.  Subject to the provisions of the Distribution Agreement (and in accordance with the example shown in the Distribution Agreement), each additional Gasifier purchased hereunder shall extend the term of exclusivity under the Distribution Agreement by three (3) years.  To the extent that CSE completes the purchase of all six (6) Gasifiers contemplated by this Agreement within the Term, CSE’s status as an exclusive distributor in Mexico shall be deemed to be perpetual, subject to compliance with any minimum sales requirements set forth under the Distribution Agreement, as such may be amended from time to time (as long as the Distribution Agreement is not otherwise terminated).

4.11           Termination for Failure to Purchase Additional Gasifiers. Should CSE fail to order any additional Gasifiers under the terms of this Agreement after completing the purchase of the first Gasifier, this Agreement shall terminate without further obligation between the Parties except as may be provided in the Distribution Agreement.  Notwithstanding the foregoing, to the extent that any purchase orders for any Gasifiers are issued by CSE under the terms of this Agreement, the Parties shall have the obligation to complete such purchase and sale pursuant to the outstanding purchase order, regardless of whether the Term expires before the pending transaction is completed.

5.           ADDITIONAL OBLIGATIONS OF THE PARTIES

5.1           Testing.  CSE will send two technicians, at CSE’s sole expense, to participate in the testing of the Product at MagneGas’s facilities in Florida.  The CSE technicians will be required to remain on site at MagneGas’s facility during the full 3 weeks of the test period.  The test procedures, criteria and requisite standards for approving test results and certifying the Gasifier as having passed all tests are set forth on Exhibit C.

5.2           Training.

(i)           At its sole expense, MagneGas shall provide at least one and up to 10 members of CSE personnel with training relating to the operation of the Gasifiers at CSE’s facility in Mexico.  For such purpose, subsequent to shipment of the first Gasifier to CSE, MagneGas will provide the services of one MagneGas technician to CSE for a period of two (2) continuous weeks to provide training at CSE’s site, as may be required, and commissioning of the Gasifier.  Upon completion of such period, MagneGas will certify the Gasifier as operational in accordance with such standards as the parties have accepted as set forth on Exhibit C (the “Commissioning Date”).

(ii)           At CSE’s request, MagneGas will provide the services of a senior commercial representative to CSE to assist in training and commercial activities at the location designated by CSE in Mexico, once a month for the initial three (3) months following completion of the initial on-site training required by Section 5.2(i) above, and thereafter once a quarter for the following six (6) months.  CSE will pay all pre-approved, reasonable travel, lodging, and meal costs and expenses of such commercial representative(s).  MagneGas will not charge CSE for the time of the senior commercial representative(s) designated to provide the services contemplated by this subsection 5.2 (ii).

5.3           Service and Repair.  MagneGas shall provide CSE with a service kit containing the items identified on Exhibit A with each Gasifier, to support two (2) years of component failures, at no additional cost to CSE.

5.4           Compliance with Law; Licenses and Approvals.  Each Party shall comply in all material aspects with all laws, rules, regulations, and other governmental requirements applicable to such Party’s performance or obligations under this Agreement, and shall obtain and maintain all material governmental permits, licenses, and consents required in connection therewith.

5.5           Solicitation and Sales Outside the Territory. Unless otherwise permitted by the terms of the Distribution Agreement, CSE shall not purposefully solicit orders for sales of Products from persons other than customers in the Territory. For purposes of this Agreement, solicitations for sales of Products that are accessible to persons outside of the Territory, but that are not specifically directed towards such persons, shall not constitute solicitations for sales of Products outside of the Territory.

5.6            Other Activities of MagneGas. Subject to the terms of the Distribution Agreement, nothing in this Agreement shall be construed to prohibit or limit MagneGas’s ability to promote, offer, purchase, or sell Gasifiers or Products to any person outside of the Territory (or in any non-exclusive country in the Territory, should CSE lose its right to exclusivity), nor shall it limit MagneGas’s ability to engage in any other type of activity that does not include the sale of Products or Gasifiers in or out of the Territory.

5.7           Independent Contractors. Neither Party is, nor will be deemed to be, an agent, legal representative, joint venturer, partner, or employee of the other Party for any purpose.  Neither Party will be entitled to (a) enter into any contracts in the name of or on behalf of the other Party, (b) pledge the credit of the other Party in any way or hold itself out as having authority to do so, or (c) make commitments-or incur any charges or expenses for or in the name of the other-Party.  Each Party shall be solely responsible for payment of all compensation owed to its personnel (and all tax withholding with respect thereto), including payment, if any, of employment-related taxes and worker’s compensation insurance premiums.  The Parties are and shall be independent contractors.

5.8           Operations and Expenses. Subject to the express provisions of this Agreement, the Distribution Agreement and the Limited License Agreement, the detailed operations and activities of CSE in acting as distributor for the Products under this Agreement are subject to the sole control and management of CSE.

6.           TRADEMARKS AND PROMOTIONAL MATERIALS

6.1           License to Use MagneGas Trademarks. Simultaneously with the execution of this Agreement, the Parties are executing a Limited License Agreement in the form of Exhibit D hereto (the “Limited License Agreement”), the terms of which are hereby incorporated by reference.

6.2           Promotional Materials. Subject to any provisions of the Distribution Agreement, CSE shall design and create its own promotional materials and sales literature for the Products manufactured by the Gasifiers, including appropriate information about the Gasifiers (collectively, the “Promotional Materials”) for use by CSE if CSE so chooses, in promoting sales of Products in the Territory.   Notwithstanding the foregoing, all such Promotional Materials shall use the MagneGas trademark, name and logos only in accordance with the provisions of the Limited License Agreement.

7.           TERMINATION

7.1           Termination Without Cause.  Notwithstanding anything stated herein, this Agreement may be terminated without cause only on the following terms:

(i)           By either Party, if a court of competent jurisdiction or governmental authority, regulatory, or administrative agency or commission shall have enacted any law, statute, rule, or regulation, or issued any final and non-appealable order or decree that permanently restrains, enjoins, or otherwise prohibits either Party from substantially performing under this Agreement; or

(ii)           By either Party in the event of a Payment Breach due to (i) the inability of (i) CSE to receive all required permits to operate the Gasifier  in Mexico (as determined by CSE) or the revocation of such permits prior to the shipment of the Gasifier, or (ii) the failure of successful testing of the completed Gasifier.

7.2           Termination For Cause.  This Agreement may be terminated for cause on the following terms:

(i)           by either Party if the other Party breaches or fails to comply with any material term, condition, or obligation required to be performed or complied with by such other Party under this Agreement, the Distribution Agreement or the Limited License Agreement, and such material breach or failure is not cured within forty-five (45) days following written notice thereof by the terminating Party;

(ii)            by either Party if the other Party (a) institutes any insolvency, receivership, or bankruptcy proceedings, or any other proceedings for the settlement of its debts, (b) has any such proceedings instituted against it, which proceedings are not dismissed or otherwise resolved in its favor within one hundred and twenty (120) days thereafter, (c) makes a general assignment for the benefit of its creditors, or (d) is dissolved or permanently ceases to conduct business in the ordinary course; or

(iii)           By MagneGas in the event of a Payment Breach other than as described in Section 7.1 above.

7.3           Rights and Obligations on Expiration or Termination.

(i)           Upon and after the expiration or termination of this Agreement, CSE shall remain entitled to sell Products exclusively within the Territory (unless the rights to exclusivity have been relinquished pursuant to Section 4.7 hereof), in accordance with the Distribution Agreement, as manufactured from such Gasifier or Gasifiers as CSE may have purchased hereunder, without use of the Marks.  Any continuing rights to distribution of Products shall be governed by the terms of the Distribution Agreement.

(ii)           In the event of a Termination for Cause, the terminating Party may also be entitled to damages subject to the limitation of Article 9.  To the extent termination is in connection with a Payment Breach (that is not otherwise excused due to the events in Section 7.1, MagneGas may, at its option, make demand for the sums due and owing or reclaim any other Gasifier on site as liquidated damages.  In the event of a termination for cause by CSE, MagneGas shall repurchase the Gasifiers on a straight-line depreciation basis.

(iii)           In the event of a Termination Without Cause, MagneGas shall promptly refund all amounts paid it by CSE under this Agreement (subject to retention of the deposits in accordance with the last two sentences of Section 4.2).

7.4           Survival. The following Sections and Articles, as well as any payment obligations of MagneGas, shall survive the expiration or termination of this Agreement:  Sections 8, 9, 10 and 11, provided that Sections 8 and 10 shall only survive for the duration of the Distribution Agreement.

8.            REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF ADDITIONAL WARRANTIES; COVENANTS BY CSE

8.1           By Both Parties.  Each Party represents and warrants to the other Party that (a) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, (b) it is not a party to any agreement or understanding, and knows of no law or regulation, that would prohibit it from entering into and performing its obligations under this Agreement, or that would conflict with this Agreement, and (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof.

8.2           Additional Warranties of MagneGas. MagneGas additionally represents and warrants to CSE that (a) it owns or has sufficient rights to manufacture and sell the Gasifiers that are or will be supplied pursuant to this Agreement, (b) title to all such Gasifiers will be conveyed to CSE free and clear of any liens or encumbrances, (c) it has sufficient manufacturing capacity and access to sufficient quantities of raw materials and component parts, materials and ingredients to produce and provide the number of Gasifiers to which it has committed hereunder, (d) such Gasifiers are protected by patents issued by the US Patent and Trademark Office (the “USPTO”) or are otherwise covered by patents pending with the USPTO, and to the best knowledge of MagneGas do not infringe on the intellectual property of any third party in the United States; (e) MagneGas is in the process of applying for a supplemental/additional patent with the USPTO in connection with the Gasifier and, at such time, will file for patent protection in Mexico under the applicable regulatory scheme and, to the best  knowledge of MagneGas but without the benefit of having conducted a search of the records of the Instituto Mexicano de la Propiedad Industrial (Mexican Patent and Trademark Office),  the Gasifiers will not, at the time of shipment, infringe or misappropriate any enforceable patent, copyright, trade secret, or other intellectual property or proprietary rights of any third party in the Territory, (e) such Gasifiers, at the time of shipment, and for a period of one year thereafter, will conform in all material respects with the agreed-upon specifications for such Gasifiers as set forth on Exhibit A, (f) such Gasifiers shall be fit for their intended purpose, reasonably safe for use in accordance with the instructions provided to CSE in writing, and free from any defects in design or manufacturing, and (g) that as of the date hereof the use of the Gasifiers to make Products complies with the applicable laws and regulations of the United States and Florida,  and that MagneGas has provided or made available to CSE all third party reports received by it certifying or relating to such compliance or to the content of emissions from the Gasifiers during the processing or manufacturing of Products (the “Reports”).  MagneGas makes no representation as to the Gasifiers’ compliance with the laws and  regulations of any country other than the United States of America, and has not undertaken to determine whether use of the Gasifier in the Territory is compliant with local laws and regulations.  MagneGas also provides the specific warranties contained in Exhibit E hereto.

8.3           Additional Warranties of CSE.  CSE additionally represents and warrants to MagneGas that neither CSE nor any of its representatives will intentionally make any oral or written representations which vary materially from the specifications, warranties, or representations by MagneGas with respect to the Gasifiers or the Products as stated in  packaging or written documentation provided in writing by MagneGas to CSE relating to the Gasifiers or Products.  CSE acknowledges receipt of the Reports and that CSE is solely responsible for ensuring compliance with Mexican laws, including, but not limited to, all environmental laws and regulations and all applicable laws and regulations at the federal, state and local levels in the Territory, during the use of the Gasifiers for the manufacture of the Products.  CSE further warrants and covenants that it will not reverse engineer, grant access to the Gasifiers to third parties for the purpose of reverse engineering, or otherwise  misappropriate the Gasifier technology.   CSE acknowledges that the foregoing covenant is particularly important pending MagneGas’s filing for patent protection in Mexico and that MagneGas is relying on this covenant and on the confidentiality provisions of Section 11 hereof in order to enter into this Agreement.  CSE will further promptly notify MagneGas if and when it becomes aware of any apparent infringement of the MagneGas technology in the Territory.

8.4           Disclaimer of Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER. PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED.

8.5           Warranty Remedies.    IN THE EVENT OF ANY BREACH OF ANY OF THE GASIFIER WARRANTIES CONTAINED HEREIN, CSE MAY REQUIRE THE REPAIR OR   REPLACEMENT OF THE DEFECTIVE GASIFIER OR PART, OR RETURN OF THE PRICE PAID BY CSE.

9.            LIMITATIONS OF LIABILITY

9.1           Limitation on Certain Damages. EXCEPT TO THE EXTENT ARISING OUT OF A THIRD PARTY CLAIM AS SET FORTH IN SECTION 10 BELOW, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, OR. CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR GOODWILL) IN CONNECTION WITH THE GASIFIERS, THE PRODUCTS OR ANY OTHER MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY REFLECTS A DELIBERATE AND BARGAINED FOR ALLOCATION OP RISKS BETWEEN CSE AND MAGNEGAS AND IS INTENDED TO BE INDEPENDENT OF ANY EXCLUSIVE REMEDIES AVAILABLE UNDER THIS AGREEMENT, INCLUDING ANY FAILURE OF SUCH REMEDIES TO ACHIEVE THEIR ESSENTIAL PURPOSE.

9.2           EXCEPT TO THE EXTENT ARISING OUT OF A THIRD PARTY CLAIM AS SET FORTH IN SECTION 10 BELOW, EACH PARTY’S TOTAL LIABILITY FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF ANY CAUSE WHATSOEVER ARISING FROM THE PARTIES’ RELATIONSHIP HEREUNDER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) SHALL BE LIMITED TO ACTUAL OUT-OF-POCKET DAMAGES, INCLUDING BUT NOT LIMITED TO ANY GOVERNMENTAL FINES, BUT IN NO EVENT SHALL EXCEED THE PURCHASE PRICE (INCLUDING ROYALTIES PAID UNDER THE DISTRIBUTION AGREEMENT) OF THE REFINERIES IN RESPECT TO WHICH SUCH CAUSE ARISES.  IN THE EVENT THAT THE LIABILITY FOR LOSS AND/OR DAMAGE ARISES IN CONNECTION WITH THE MALFUNCTION OF A GASIFIER OR PART THEREOF, AT MAGNEGAS’s OPTION, MAGNEGAS MAY INSTEAD REPAIR OR REPLACE SUCH PRODUCTS, BUT, EXCEPT TO THE EXTENT ARISING OUT OF A THIRD PARTY CLAIM AS SET FORTH IN SECTION 10 BELOW, IN NO EVENT SHALL MAGNEGAS BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM ANY PRODUCT DEFECT.

9.3           Essential Part of the Bargain. The Parties acknowledge that the limitations of liability set forth in this Article 9 are an essential element of this Agreement between the Parties, and that the Parties would not have entered into this Agreement but for such limitations of liability.

10.           INDEMNIFICATION

10.1           Indemnification by MagneGas.  MagneGas shall defend and/or settle any and all third party claims, suits, and actions asserted against CSE, its Affiliates, or their respective its employees, officers, directors, managers, shareholders, members, agents, Affiliates, successors, and assigns (each, a “CSE Indemnified Party”), to the extent such claims, suits or actions arise from or are based on (i) any breach by MagneGas of any of its representations, or warranties set forth in Article 8 or (ii) an actual or alleged claim of infringement or misappropriation of a patent, copyright, trademark or trade secret of any third party. All settlements under this Section 10.1 shall be subject to discussion with CSE and shall require the prior written consent of both Parties.   CSE (and the applicable CSE Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection). In addition, MagneGas shall indemnify and hold harmless the CSE Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

10.2           Indemnification by CSE.  CSE shall defend and/or settle any and all third party claims, suits, and actions asserted against MagneGas, its Affiliates, or their respective its employees, officers, directors, managers, shareholders, members, agents, Affiliates, successors, and assigns (each, a “MagneGas Indemnified Party”), to the extent such claims, suits or actions arise from or are based on any breach by CSE of any of its representations or warranties set forth in Article 8 or any material modification of the Gasifiers not approved by MagneGas, except to the extent caused by or arising out of the tortious acts or omissions of MagneGas or any MagneGas Indemnified Party. All settlements under this Section 10.2 shall be subject to discussion with MagneGas and shall require the prior written consent of both Parties.   MagneGas (and the applicable MagneGas Indemnified Parties) shall at all times have the option, at its own expense, to participate in the defense or settlement of the claim, suit, or action (including, without limitation, through counsel of its own selection). In addition, CSE shall indemnify and hold harmless the MagneGas Indemnified Parties from and against any and all Losses suffered or incurred by any of them in connection with any such claims, suits, or actions.

11.           CONFIDENTIALITY

11.1           Confidential Information. As used in this Agreement, “Confidential Information” means any material or information disclosed by either Party to the other Party, in writing, orally or by inspection of tangible objects (including, without limitation, material or information relating to such Party’s research, development, customers, prospective customers, markets, finances, or other business interests or trade secrets), which is designated in writing as “Confidential,” “Proprietary” or some similar designation. “Confidential Information” does not include the Promotional Materials or any other items or materials intended to be disclosed to any customers in connection with the promotion of the Products by CSE in the Territory hereunder.

11.2           Confidentiality and Non-Use. Each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement, and shall not disclose such Confidential Information to any third party, except to its attorneys and other advisors provided that such third party agrees in writing to abide by restrictions on confidentiality and non-use that are substantially the same as those set forth herein. Without limiting the foregoing, each Party shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, which care shall be no less than reasonable care, to prevent the disclosure of Confidential Information of the other Party. Each Party will promptly notify the other Party of any actual or suspected misuse or unauthorized disclosure of the other Party’s Confidential Information.

11.3           Exceptions. The provisions of this Article 11 shall not apply to material or information that: (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving Party; (b) was known to the receiving Party, without restriction, at the time of disclosure (other than through a disclosure to the receiving Party by the disclosing Party prior to the Effective Date), as demonstrated by documentation in existence at the time of disclosure; (c) is disclosed with the prior written approval of the disclosing Party; (d) was independently developed by the receiving any without use of any Confidential Information of the disclosing Party; (e) becomes known to the receiving Party, without restriction, from a third party not bound by an obligation of confidentiality; or (f) is disclosed generally to third parties by the disclosing Party without restrictions similar to those contained in this Article 11. In addition, the receiving Party may disclose the other Party’s Confidential Information to the extent such disclosure is required by law or by order or requirement of a court, administrative agency, or other governmental body, provided that the receiving Party provides prompt notice thereof to the disclosing Party so as to afford the disclosing Party reasonable opportunity to seek a protective order or otherwise prevent or restrict such disclosure.

11.4           Confidentiality of Agreement. The terms and conditions of this Agreement, but not its existence, shall be treated as Confidential Information of each Party. Upon the advance written consent of both Parties, not to be unreasonably withheld, the Parties may elect to issue press releases or other forms of publicity regarding the specific terms and conditions of this Agreement or regarding the business relationship under this Agreement.

12.           GENERAL PROVISIONS

12.1           Force Majeure. Neither Party shall be considered in default of its performance of any obligation hereunder (other than an obligation to make any payment due hereunder) to the extent that performance of such obligation is prevented or delayed by any act of God or other cause beyond such Party’s reasonable control, including, without limitation, any act, failure to act, or delay in acting on the part of any governmental authority; governmental priorities; strikes or other labor difficulties; accidents or disruptions such as fire, explosion, terrorism, flood, epidemics, unanticipated breakdown, failure, or delay of third party essential machinery or telecommunications services, or civil disturbance (each, a “Force Majeure Event”). If any Force Majeure Event does arise, occur, or result, the Party subject thereto shall use commercially reasonable efforts to minimize the consequences of such Force Majeure Event and to overcome such Force Majeure Event as soon as reasonably possible. A Party desiring to rely upon any Force Majeure Event as an excuse for failure, default, or delay in performance shall provide the other Party with a written description of the facts giving rise to said event when it arises and statement claiming Force Majeure giving rise to suspension of the Parties’ obligation hereunder during the pendency of such conditions of Force Majeure. If such Party is not able to perform within ninety (90) days after the event giving rise to the excuse of Force Majeure, the other Party may terminate this Agreement.

12.2           Assignment; Binding Effect. Except as expressly permitted hereunder, neither Party may, assign, delegate, or otherwise transfer this Agreement, or any of its rights or obligations hereunder without the prior written consent of the other Party, and any such assignment, delegation, or transfer shall be null and void. Notwithstanding the foregoing, each Party may, without consent, assign or transfer this Agreement in its entirety to any Affiliate, or entity into or with which such Party merges or consolidates, or to whom the Party transfers all or substantially all of its business, equity interests or assets to which this Agreement relates; provided, however, that this sentence shall not apply to assignments or transfers of this Agreement by or to the following competitors of MagneGas or CSE: Air Gas, Praxain, or Air Liquide. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

12.3           No Rights In Third Parties. Except as expressly stated herein, nothing in this Agreement will confer any rights upon any person other than the Parties and their respective successors and assigns.

12.4           Choice of Law: Jurisdiction. This Agreement and its subject matter shall be governed by and interpreted in accordance with the laws of the State of Florida, without reference to any principles governing conflicts of law that might cause the laws of any other jurisdiction to apply.  Subject to Section 12.5, the appropriate federal and state courts in Pinellas County in the State of Florida shall have exclusive jurisdiction in connection with the interpretation and construction of this Agreement and any dispute, default, or breach arising hereunder. The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  Each party accepts the venue provisions of this Section 12.4 and waives its right to any other forum to which it may otherwise be entitled by virtue of its nationality or place of residence.

12.5           Dispute Resolution.  The parties agree to refer any and all disputes which the parties cannot mutually resolve to binding arbitration by a single arbitrator mutually agreeable to the parties, under the rules and regulations set out by the American Arbitration Association. Arbitration shall take place in Miami, Florida or Dallas, Texas.  The arbitrator’s ruling shall be final and binding and judgment thereon may be entered by any court of competent jurisdiction. The costs of said arbitration shall be borne by each party. The losing party shall then reimburse the prevailing party for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) after the decision of the arbitrator.

12.6           Notices. All notices required under this Agreement shall be deemed effective upon receipt and shall be (a) delivered personally, (b) sent via overnight delivery using a nationally recognized courier service (e.g., UPS or FedEx), to the Party to be notified, at the address(es) for such Party set forth below, or at such address(es) of which such Party has provided notice in accordance with the provisions hereof, as follows:

To MagneGas:	150 Rainville Rd
Tarpon Springs, FL 34689
Attn: Ermanno Santilli, CEO

with a copy to:	Shutts & Bowen LLP
4301 W. Boy Scout Blvd., Suite 300
Tampa, FL 33607
Attn: Olga M. Pina, Esq.

To CSE:in U.S.:	1001 4th Avenue #2325
Seattle, WA 98154
Attn: Mitchell Adams

In Mexico:	Boulevard Independencia 3438, Piso 4
El Fresno
Torreon, Coahuila Mexico
Attn: Jorge Torres

with a copy to:	Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, WA 98101
Attn: Louisa Barash, Esq.

12.7           Entire Agreement; Choice of Language; Amendments. This Agreement, including any Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the Parties with respect to its subject matter. All prior and contemporaneous agreements and understandings between the Parties, whether oral or written, are hereby superseded in their entirety by this Agreement. This Agreement was negotiated and drafted in the English language.  To the extent that any translation of this Agreement into Spanish is facilitated to or by CSE, such translation will be solely for convenience purposes and only the English language version will govern.  This Agreement may be amended, modified, or supplemented only by a written instrument in English duly executed by each of the Parties.

12.8           No Waivers. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition herein will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other Party.

12.9           Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, such provision shall be modified to reflect the fullest legal and enforceable expression of the intent of the Parties or, if not possible, severed, and the remainder of this Agreement will not be affected thereby. Notwithstanding the foregoing, the limitations of liability in Article 9 and the indemnification provisions in Article 10 are considered by the Parties to be integral to this Agreement and may not be modified or severed from this Agreement.

12.10           Interpretation. The Section, Article, and Exhibit headings contained in this Agreement are for reference purposes only, and shall not control or affect the construction of this Agreement or the Interpretation thereof in any respect. Unless otherwise expressly indicated, all references to Sections, Articles, and Exhibits are to the Sections, Articles, Exhibits and Schedules of this Agreement.

12.11           Background.  The Background information shall be incorporated in and made a part of the operative terms and conditions of this Agreement.

12.12          Counterparts. This Agreement may be executed in two or more counterpart’s, each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of his Agreement to produce or account for more than one such counterpart.  Facsimile or electronically scanned copies will be given the same force and effect as original documents.

[Signature Page Next]

IN WITNESS WHEREOF, the Parties, by their duly appointed officers, have entered into this Agreement on the Effective Date.

CLEAR SKY ENERGY, S.A. DE C.V.		MAGNEGAS CORPORATION

By:	/s/ Manual Juan Marco	By:	/s/ Ermanno Santilli
Name:	Manual Juan Marco	Name:	Ermanno Santilli
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	March 19, 2013	Date:	March 20, 2013

CLEAR SKY ENERGY, S.A. DE C.V.

By:	/s/ Jorge Torres
Name:	Jorge Torres
Title:	President
Date:	March 19, 2013

EXHIBIT A
DESCRIPTION OF GASIFIERS

ONE 300 KW PLASMA-ARC-FLOWTM TOTAL REFINERY MEETING CE CERTIFICATION (hereinafter referred to as the “Total Refinery”) according to the following specifications (see www.MagneGas.com for details):

MODES FOR USE

TOTAL MODE:  For the gasification of various liquid such as ethylene glycol, crude oil,  cooking oil waste, olive oil waste, antifreeze waste, palm oil waste, certain oil based liquid waste, via its recirculation through the arc until all liquid molecules are eliminated by the arc and converted into usable MagneGas fuel, heat and a small percentage of carbon residue.

MAIN COMPONENTS

POWER:  One 300kw Power Unit

OPERATING PRESSURE: Up to 30 psi (2 bars)

OPERATING TEMPERATURE: Maximum of 400ºF (204ºc)

CONTROLS:  Various control panels for completely automatic operation as follows:

CONTROL PANEL FOR THE ARC: Manufactured by TEIS Corporation in Italy with automatic initiation, control and optimization of the arc, as well as automatic shut off for any malfunction, including excess pressure, excess temperature or lack of flow, with visual and sonic alarms in case of shut off.

ELECTRIC PANELS: For the connection of the Refinery to an outside source of electricity (such as the grid or a generator) with all necessary breakers and disconnects all meeting requirements for outdoor use.

CONTROL PANEL FOR LIQUID LEVEL: Maintains the level of the liquid automatically.

CONTROL PANEL FOR MAGNEGAS STATION: For completely automatic processing of MagneGas.

ONE VERTICAL PLASMA-ARC-FLOW STATION:  2’ (60 cm) diameter 5’ (1.5 m) tall with  Hydraulic Lift for electrode replacement.

COAL ELECTRODES: Cylindrical electrodes with 6”, 7” and 8” O.D.

ELECTRODE REPLACEMENT:  All operating components are contained in the top flange that can be removed via electrical operated linear actuator for easy replacement of electrodes.

REFILL STATION: Comprising a strainer and a pump for completely automatic refill of liquid feedstock.

MAGNEGAS STATION: Comprising two 100 gallon (378 liter) tanks, gas filter, de-humidifier for the removal of any water vapor, desecant to remove traces of water vapor in Magnegas, backpressure regulator, a 30 HP compressor up to 5,000 psi (330 bars). Plus additional equipment for the condensation of water vapor and their removal down to 5 PPM in Magnegas.

COOLING SYSTEM: Four external heat exchangers (shell and tube) connected to a chiller operated cooling system via antifreeze coolant and a pump that can be disconnected so that the heat from the heat exchanger can be used for conversion to electricity or other uses.

INDUSTRIAL TRANSFORMER: For use with local power supply.

ASSEMBLY

All the preceding components will meet CE Certification.  Additionally the above components will be assembled in such a way to meet CE requirements as follows:

PAF Platform containing the PAF module, pumps and heat exchanger, hydraulic lift and related components

Magnegas Platform containing desiccant, expansion tank, back pressure regulator, Magnegas filter, Magnegas compression tank, compressor and additional desiccant.

Control Platform containing main control panels, transformer and various panels with circuit breakers for attachment to the grid.

Cooling Platform containing chillers operated with antifreeze and related pumps.

All the above platforms will have a maximum width of 8 feet (2.44 Meters) so that it can be transported on a low boy trailer.  However, for operation in location they must be placed at certain relative distances of each other requested by CE certification according to a floor plan provided by Manufacturer.

ACCESSORIES

The above specified Refinery is delivered:

1) In fully operational and automatic condition;

2) With Operating Manual;
3) With List of suppliers and their addresses/phones for service;

4) With Spare electrodes for one month operation;

5) Training of up to three Buyer technicians for three weeks upon completion of the construction and for final testing prior to delivery.

NOTE: A variety of additional equipment is available on request, such as

1)           BiFuel Car running on MagneGas
2)           Electric Generator running on MagneGas
3)           Metal Cutting Demonstration Kit
4)           5 Way Exhaust Analyzer

PERFORMANCE

PERFORMANCE IN THE TOTAL MODE

The Refinery will be recommended by the manufacturer for optimal efficiency according to the following two different specifications.

1)           For Use to Produce Maximum Fuel Quantity:
To maximize fuel production it is necessary to use oil or hydrocarbon based waste. This Refinery is being delivered to process new ethylene glycol. The manufacturer also recommends the use of an oil based low density liquid feedstock such as ethylene glycol mixed with other oil based waste, as per manufacturer’s suggestion.  The Refinery operating at full power, full pressure and full temperature may produce up to 3,000 cubic feet per hour of MagneGas fuel.  Jointly the liquid recycled in this case is 1/1000 of the MagneGas produced corresponding to 10 gallons per hour in the absence of evaporation of water content.

DISCLAIMER

The production of Magnegas varies greatly with even minimal changes in the liquid feedstock.  As an example when operating in water without any organic contaminants the production of Magnegas is expected to be less than half the maximum production indicated above.

It should be stressed that the Refinery cannot process on a continuous basis heavy oils, such motor oil waste, or crude oil or other oils, unless mixed with water because of the creation of fullerenes that require a special design of the PAF module for the continuous removal of excess carbon.

IMPORTANT NOTE:

This refinery is designed for use at high pressure and high temperature.  However, for safety the manufacturer recommends using it with a maximum pressure of 30 psi.  The Buyer may at their discretion obtain local government certification and insurance for high pressure use.

ELECTRODES:

The Refinery as above specified shall be delivered with Electrodes sufficient for a one month use. All additional electrodes have to be purchased by Buyer and/or user of the Refinery. During the construction of the Refinery, Manufacturer shall assist Buyer in the selection of its preferred supplier of electrodes.

Any manufacturing of the electrodes must receive the written approval by Manufacturer, not only in dimensions and tolerances, but also in material specifications. The use of electrodes not authorized by Manufacturer implies the automatic termination of all warranties because of expected malfunction  as well as potential serious damage to the MagneGas Technology.

SPARE PARTS:

Spare parts for anticipated two years of use will be included such as filters, seals and other minor components.

SERVICE KIT:

A Service Kit containing the following items will be provided with each Refinery:

RTB 1/4 OD SOFT REF TUBE (50' ROLL)

Standard Brass Compression Tube Fitting Sleeve for 1/4" Tube OD

Filter Cartridge for Water & Organic Acids, Polypro, 10 Micron, 30" H

Polyester Felt Filter Bag 50 Micron, 8" Diameter X 32" Height

Coltri compressor Molecular sieve filters (x2)

Coltri compressor Intake filter

24” gasket

Phenolic holder seals

Electrodes for one Month Use

APPROVED LIQUID WASTE

The refinery should be solely used with liquid waste approved by the company in writing.  Any use of liquid waste not approved by the company will imply the termination of the warranty. The gasification of engine oil waste and other oil very rich in carbon requires the continuous removal of the excess carbon produced during the process that can be done via high speed centrifuge specifically designed for that purpose and included in the Plasma Arc Flow loop.

INSTALLATION

Buyer is responsible for all setups needed to install the Refinery by using Buyer’s technicians trained at the Manufacturers plant.

PRODUCT WARRANTIES

Manufacturer hereby warrants that the Refinery will be delivered as identified in the Purchase Agreement to which this Exhibit A is attached and will have the performance specified in this Exhibit A and the Agreement.

Manufacturer furthermore warrants the proper operation of the Automatic Control, the Automatic Refill, and the Automatic gas Station as herein stated for the duration of one year from the date of delivery, said warranty covering the payment by Manufacturer of all parts for their replacement.

All additional components of the Refinery carry a warranty from their own manufacturers. For instance, the Miller AC-DC Converters carry a written warranty from their manufacturer, the US Miller Corporation, and the same applies for pumps and all other standard parts not manufactured by Manufacturer. All such warranty details will be passed from Manufacturer to Buyer on or before delivery.

EXHIBIT B
DISTRIBUTION AGREEMENT

EXHIBIT C
TEST STANDARDS AND PROCEDURES

While a Gasifier will be operated under normal operating conditions for liquid waste as determined by CSE in its sole discretion, the “standards” for each such liquid will vary.  The “test standards” for certification of a Gasifier, however, will be those applicable to Ethylene Glycol, as follows .

The test will demonstrate that the Gasifier produces a minimum of 2400 cubic feet of Magnegas per hour and gasifies a minimum of 8 gallons per hour of Ethylne Glycol. Magnegas will be comprised of Hydrogen, Carbon Monoxide, Carbon Dioxide and Trace Elements.

EXHIBIT D
LIMITED LICENSE AGREEMENT

EXHIBIT E
SPECIFIC GASIFIER WARRANTIES

Magnegas Plasma Arc Through Module and Electronic Controls

1 Year Parts and Labor Warranty excluding general maintenance

Direct Manufacturer Warranties

AMCOT Cooling Tower ST-80 :	10 years parts and labor on outside casing
2 years parts and labor on the PVC fill 1 year parts and labor on internal component

Miller SUBARC DC 1000:	3 years parts and labor

Heat Exchangers Thermal Transfer Products C-1760-3.5-6-T :	1 year parts and labor

CompressorCOLTRI MCH/24 ETS:	1 year parts and labor

Moyno Pump Model 44402:	1 year parts and labor